Kellogg Company News
For release:	January 30, 2007
Analyst /Media
Contact:	Simon D. Burton, CFA (269) 961-6636
Kellogg Reports Strong Fourth Quarter and Full-Year Growth
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported strong fourth quarter and full-year earnings. Annual earnings were $2.51 per share; fourth quarter earnings were $0.45 per share. This result represented the fifth consecutive year that the Company has met, or exceeded, its long-term growth targets.
     Reported net earnings for the full year 2006 were $1,004.1 million, or a 2% increase from last year’s $980.4 million. Earnings were $2.51 per diluted share, an increase of 6% from $2.36 per share in 2005. This year’s result included an impact of $0.11 from the expensing of stock options pursuant to the adoption of SFAS No. 123(R); excluding this effect full-year earnings per share growth was 11 percent. Reported net earnings in the fourth quarter of 2006 were $182.4 million, or $0.45 per diluted share, compared to $192.4 million, or $0.47 per share in the fourth quarter of 2005. This result included an effect of $0.03 from the expensing of stock options and investment in up-front costs of $0.08 per share, an amount significantly greater than was invested in the fourth quarter of 2005.
     “In 2006, our Company posted another year of strong, above-target rates of growth,” said David Mackay, Kellogg’s chief executive officer. “We managed this while continuing to invest in future growth and while absorbing another year of significant cost inflation.”
     Reported net sales in 2006 increased by 7% to $10.9 billion; fourth quarter sales were $2,583.9 million, which represents growth of 8% from the fourth quarter of 2005. Internal net sales growth, which excludes the effect of foreign-currency translation was also 7% for the full year and 6% in the fourth quarter.
     Kellogg North America reported net sales growth of 8% in 2006, and 7% in the fourth quarter. Internal sales growth was also an excellent 8% in 2006, which built on very strong growth of 8% in 2005. Internal sales growth in the fourth quarter of 6 percent also built on 8% growth in
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the fourth quarter of 2005. The Company gained measured channel U.S. ready-to-eat cereal category share again in 2006. This was driven by the North America Retail Cereal business posting internal sales growth of 3% for the full year after posting strong 8% growth in 2005. North America Retail Cereal internal sales decreased by 2% in the fourth quarter after posting 8% growth in the fourth quarter of 2005. Consumption growth in all channels in the quarter was approximately 3%, in line with full-year growth; the difference between shipments and consumption in the fourth quarter is attributable to a decrease in trade inventory levels. North America Retail Snacks posted full-year internal sales growth of 11% in 2006, which built on 7% growth in 2005. In the fourth quarter, Retail Snacks’ internal sales increased by 12%, adding to the strong 8% growth posted in the fourth quarter of 2005. The Frozen and Specialty Channels businesses posted internal growth of 8% for the full year and the fourth quarter. The Eggo business posted high single-digit sales growth in 2006 after posting double-digit growth in each of the previous two years. The Specialty Channels businesses posted high single-digit internal sales growth for the full year and the fourth quarter.
     Kellogg International reported net sales growth of 6% in 2006 and 11% in the fourth quarter. Internal sales growth was 5% for the full year, building on 4% growth in 2005. Internal sales growth in the fourth quarter was 6 percent, building on strong growth of 3% in the fourth quarter of 2005. This excellent sales growth accompanied category share gains in many of the regions in which the Company competes around the world. The Latin American business posted internal sales growth of 9% in 2006, even after posting 11% growth in 2005. Internal growth in the fourth quarter was 7 percent, building on exceptional 14% growth in the fourth quarter of 2005. Full-year growth was driven by mid single-digit sales growth in the Mexican market and double-digit internal sales growth in various other parts of the region. Internal net sales growth in our European business increased at a 5% rate for the full year, the best result posted for ten years. Europe posted 6% internal sales growth in the fourth quarter alone as the result of continued innovation and excellent brand-building programs. Full-year sales of both cereal and snacks increased at a mid single-digit rate in the U.K., the region’s largest business. The Asia Pacific business posted approximately unchanged internal sales growth for the full year. Internal sales growth was 1% in the fourth quarter, due to a difficult competitive environment in the snacks business in Australia.
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     Gross margin for the full year of 2006 was 44.2 percent, 70 basis points lower than in 2005. Incremental increases in fuel, energy, commodity, and benefit costs adversely impacted gross margin by 150 basis points. Gross margin in the fourth quarter was 43.3 percent, down 30 basis points from the fourth quarter of 2005. Increased up-front costs in the fourth quarter adversely impacted gross margin by 70 basis points; increased fuel, energy, commodity, and benefit costs lowered fourth quarter gross margin by 160 basis points. The Company expects its gross profit margin to decline by less than 50 basis points in 2007 as a result of continued, significant cost inflation.
     Operating profit for the full year was $1.8 billion, an increase of 1% from 2005. Operating profit in the fourth quarter was $344 million, approximately unchanged from the fourth quarter of 2005. Internal operating profit, which excludes the effect of foreign-currency translation and the expensing of stock options, increased by 4% for the full year and fourth quarter. Operating profit growth for both the fourth quarter and full year was achieved despite significant cost inflation.
     In 2006, cash flow, defined as cash from operating activities less capital expenditures, was $957 million. The Company repurchased $650 million of its stock in 2006 and has repurchased more than $1.3 billion over the course of the last two years. The Company’s debt level increased only moderately during 2006, while debt net of cash declined slightly.
Kellogg Company Raises Outlook For 2007
     The Company stated that it now expects that full-year 2007 earnings will fall within a range of $2.68-2.73 per share. This estimate includes estimates for significant commodity cost-inflation and continued investment in brand building and innovation. The Company also continues to anticipate that investment in up-front costs in 2007 will approximately equal the levels of investment made in recent years. In addition, the Company expects that full-year internal sales growth could be 4%, slightly greater than its long-term targets.
     Mr. Mackay concluded, “We faced a difficult cost environment in 2006 and still achieved another year of results that met, or even exceeded, our targets. Equally as important, though, is that we achieved these results while making significant investment in the business, and in future growth.
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This again demonstrates the flexibility of our approach to business and the dedication of our employees around the world. We will face more inflation in 2007, but we remain confident that we have the right strategy, operating principles, and business model. It is our continued focus and strong execution, driven by the strength of our organization, that give us confidence that we will deliver dependable rates of growth in 2007, and beyond.”
About Kellogg Company
     With 2006 sales of nearly $11 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
(Results are unaudited)	2006	2005	2006	2005

Net sales	$2,583.9	$2,394.3	$10,906.7	$10,177.2

Cost of goods sold	1,464.2	1,349.2	6,081.5	5,611.6
Selling and administrative expense	775.2	700.8	3,059.4	2,815.3

Operating profit	344.5	344.3	1,765.8	1,750.3

Interest expense	79.9	67.2	307.4	300.3
Other income (expense), net	1.9	(5.7)	13.2	(24.9)

Earnings before income taxes	266.5	271.4	1,471.6	1,425.1
Income taxes	83.6	79.0	466.5	444.7
Earnings (loss) from joint ventures	(0.5)	—	(1.0)	—

Net earnings	$182.4	$192.4	$1,004.1	$980.4

Net earnings per share:
Basic	$.46	$.47	$2.53	$2.38
Diluted	$.45	$.47	$2.51	$2.36

Dividends per share	$.2910	$.2775	$1.1370	$1.0600

Average shares outstanding:
Basic	397.9	409.7	397.0	412.0

Diluted	401.2	412.7	400.4	415.6

Actual shares outstanding at period end			397.7	405.3

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
(Results are unaudited)	2006	2005	2006	2005

Net sales
North America	$1,737.9	$1,631.6	$7,348.8	$6,807.8
Europe	507.7	443.0	2,143.8	2,013.6
Latin America	215.0	202.2	890.8	822.2
Asia Pacific (a)	123.3	117.5	523.3	533.6

Consolidated	$2,583.9	$2,394.3	$10,906.7	$10,177.2

Operating profit
North America	$319.4	$271.6	$1,340.5	$1,251.5
Europe	39.4	56.3	334.1	330.7
Latin America	42.6	42.6	220.1	202.8
Asia Pacific (a)	15.4	13.0	76.9	86.0
Corporate	(72.3)	(39.2)	(205.8)	(120.7)

Consolidated	$344.5	$344.3	$1,765.8	$1,750.3

(a)	Includes Australia and Asia.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
	December 30,	December 31,
(unaudited)	2006	2005

Operating activities
Net earnings	$1,004.1	$980.4
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	352.7	391.8
Deferred income taxes	(43.7)	(59.2)
Other (a)	235.2	199.3
Postretirement benefit plan contributions	(99.3)	(397.3)
Changes in operating assets and liabilities	(38.5)	28.3

Net cash provided by operating activities	1,410.5	1,143.3

Investing activities
Additions to properties	(453.1)	(374.2)
Acquisitions of businesses	—	(50.4)
Investments in joint ventures	(1.9)	—
Other	9.6	9.6

Net cash used in investing activities	(445.4)	(415.0)

Financing activities
Net issuances of notes payable	156.0	360.5
Issuances of long-term debt	—	647.3
Repayments of long-term debt	(84.7)	(1,041.3)
Net issuances of common stock	217.5	221.7
Common stock repurchases	(649.8)	(664.2)
Cash dividends	(449.9)	(435.2)
Other	21.9	5.9

Net cash used in financing activities	(789.0)	(905.3)

Effect of exchange rate changes on cash	15.4	(21.3)

Increase in cash and cash equivalents	191.5	(198.3)
Cash and cash equivalents at beginning of period	219.1	417.4

Cash and cash equivalents at end of period	$410.6	$219.1

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$957.4	$769.1

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	December 30,	December 31,
	2006	2005
	(unaudited)	*

Current assets
Cash and cash equivalents	$410.6	$219.1
Accounts receivable, net	944.8	879.1
Inventories:
Raw materials and supplies	200.7	188.6
Finished goods and materials in process	623.2	528.4
Deferred income taxes	115.9	207.6
Other prepaid assets	131.8	173.7

Total current assets	2,427.0	2,196.5

Property, net of accumulated depreciation of $4,102.0 and $3,815.6	2,815.6	2,648.4
Goodwill	3,448.3	3,455.3
Other intangibles, net of accumulated amortization of $49.1 and $47.6	1,419.7	1,438.2
Pension	352.6	629.8
Other assets	250.8	206.3

Total assets	$10,714.0	$10,574.5

Current liabilities
Current maturities of long-term debt	$723.3	$83.6
Notes payable	1,268.0	1,111.1
Accounts payable	910.4	883.3
Accrued advertising and promotion	338.0	320.9
Accrued income taxes	151.7	148.3
Accrued salaries and wages	311.1	276.5
Other current liabilities	317.7	339.1

Total current liabilities	4,020.2	3,162.8

Long-term debt	3,053.0	3,702.6
Deferred income taxes	619.3	945.8
Other liabilities	952.5	479.6

Shareholders’ equity
Common stock, $.25 par value	104.6	104.6
Capital in excess of par value	292.3	58.9
Retained earnings	3,630.4	3,266.1
Treasury stock, at cost	(912.1)	(569.8)
Accumulated other comprehensive income (loss)	(1,046.2)	(576.1)

Total shareholders’ equity	2,069.0	2,283.7

Total liabilities and shareholders’ equity	$10,714.0	$10,574.5

*	Condensed from audited financial statements.
The Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of the end of its fiscal year. The standard generally requires company plan sponsors to reflect the net over- or under-funded position of a defined postretirement benefit plan as an asset or liability on the balance sheet. Accordingly, the presentation of these amounts on the balance sheet reduced consolidated net assets and shareholders’ equity by $591.9 million at year-end 2006. The Company’s net earnings, cash flow, liquidity, debt covenants, and plan funding requirements were not affected by this change in accounting principle.
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Kellogg Company and Subsidiaries
IMPACT OF STOCK COMPENSATION RECOGNIZED IN 2006 UNDER SFAS NO. 123(R)
“SHARE-BASED PAYMENT”
(millions, except per share data)

(unaudited)	Reported			Excluding impact of SFAS 123(R)*			Impact
	Quarter ended			Quarter ended
	Dec. 30,	Dec. 31,	Pct.	Dec. 30,	Dec. 31,	Pct.
	2006	2005	Growth	2006	2005	Growth
Operating profit	$344.5	$344.3	0.1%	$363.1	$344.3	5.5%	-5.4%
Net earnings	$182.4	$192.4	-5.2%	$194.4	$192.4	1.0%	-6.2%
Diluted net earnings per share	$0.45	$0.47	-4.3%	$0.48	$0.47	2.1%	-6.4%

	Reported			Excluding impact of SFAS 123(R)*			Impact
	Year-to-date period ended			Year-to-date period ended
	Dec. 30,	Dec. 31,	Pct.	Dec. 30,	Dec. 31,	Pct.
	2006	2005	Growth	2006	2005	Growth
Operating profit	$1,765.8	$1,750.3	0.9%	$1,831.2	$1,750.3	4.6%	-3.7%
Net earnings	$1,004.1	$980.4	2.4%	$1,046.5	$980.4	6.7%	-4.3%
Diluted net earnings per share	$2.51	$2.36	6.4%	$2.62	$2.36	11.0%	-4.6%

Stock compensation:	Quarter	YTD
Before tax	$18.6	$65.4
Net of tax	$12.0	$42.4
Per share impact	$0.03	$0.11

*	Results excluding the impact of adopting SFAS No.123(R) are Non-GAAP measures which management used to assist investors in assessing the Company’s 2006 financial operating performance against comparable periods.

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